PROSPECTUS SUPPLEMENT DATED January 8, 2002          FILED PURSUANT TO RULE
To Prospectus dated May 8, 2001                      424(b)(3)
                                                     Registration No. 333-58236

                                 $805,645,000

                           Jones Apparel Group, Inc.
                      Jones Apparel Group Holdings, Inc.
                         Jones Apparel Group USA, Inc.
                             Nine West Group Inc.

                 Zero Coupon Convertible Senior Notes due 2021
                  and Shares of Common Stock of Jones Apparel
                                  Group, Inc.
                     Issuable Upon Conversion of the Notes
                          --------------------------


          The selling securityholder table appearing on pages 38-40 of the prospectus is amended and restated by this prospectus supplement.


                                                                                    Number of
                                             Principal amount at                    shares of
                                              maturity of notes                       common
                                             beneficially owned    Percentage of   stock that    Percentage of
                                             that may be sold          notes       may be sold    common stock       Material
Name                                                hereby          outstanding     hereby(1)    outstanding(2)    relationship
----                                         -------------------   -------------   -----------   --------------    ------------

AAM/Zazove Institutional Income
   Fund L.P. ..............................    $    2,500,000           0.31%        24,526.25         *%              None
Allstate Insurance Company.................         5,000,000           0.62         49,052.50         *               None
Allstate Life Insurance Company............         6,000,000           0.74         58,863.00         *               None
American Fidelity Assurance Company........           475,000           0.06          4,659.99         *               None
American Motorist Insurance Company........         1,146,000           0.14         11,242.83         *               None
Amerisure Companies/Michigan Mutual
   Insurance Company.......................         1,000,000           0.12          9,810.50         *               None
Arapahoe County Colorado...................           112,000           0.01          1,098.78         *               None
Arbitex Master Fund, L.P...................        10,000,000           1.24         98,105.00         *               None
Associated Electric & Gas Insurance
   Services Limited........................         1,000,000           0.12          9,810.50         *               None
Aventis Pension Master Trust...............           900,000           0.11          8,829.45         *               None
Banc of America Securities LLC.............        13,500,000           1.68        132,441.75         *                (3)
Bancroft Convertible Fund, Inc.............         2,000,000           0.25         19,621.00         *               None
Bank Austria Cayman Island, Ltd(10)........         5,400,000           0.67         52,976.70         *               None
BBT Fund, L.P..............................        25,000,000           3.10        245,262.50         *               None
BC McCabe Foundation.......................         1,000,000           0.12          9,810.50         *               None
Bear, Stearns & Co. Inc....................         7,500,000           0.93         73,578.75         *                (4)
Black Diamond Offshore Ltd.................         3,496,000           0.43         34,297.51         *               None
Blue Cross Blue Shield of Florida..........         3,800,000           0.47         37,279.90         *               None
Boilermaker - Blacksmith Pension Trust.....         5,600,000           0.70         54,938.80         *               None
British Virgin Island Social Security
   Board...................................            85,000           0.01            833.89         *               None
BS Debt Income Fund - Class A..............            30,000           0.00            294.32         *               None
CALAMOS(R)Convertible Fund -
   CALAMOS(R)Investment Trust..............        10,650,000           1.32        104,481.83         *               None
CALAMOS(R)Convertible Growth and
   Income Fund - CALAMOS(R)Investment
   Trust...................................         6,100,000           0.76         59,844.05         *               None
CALAMOS(R)Convertible Portfolio -
   CALAMOS(R)Advisors Trust................         3,584,000           0.44         35,160.83         *               None



CALAMOS(R)Global Convertible Fund -
   CALAMOS(R)Investment Trust..............           425,000           0.05          4,169.46         *               None
CapitalCare, Inc...........................           135,000           0.02          1,324.42         *               None
CareFirst of Maryland, Inc.................           600,000           0.07          5,886.30         *               None
CFFX  LLC..................................        10,000,000           1.24         98,105.00         *               None
CitiSAM Fund Ltd...........................         4,200,000           0.52         41,204.10         *                (5)
City of Albany Pension Plan................           505,000           0.06          4,954.30         *               None
City of Birmingham Retirement & Relief
   System..................................         4,000,000           0.50         39,242.00         *               None
City of Knoxville Pension System...........         1,160,000           0.14         11,380.18         *               None
City of New Orleans........................           463,000           0.06          4,542.26         *               None
City University of New York................           276,000           0.03          2,707.70         *               None
Clarica Life Insurance Co. - U.S...........         1,400,000           0.17         13,734.70         *               None
Coastal Convertibles Ltd...................         1,000,000           0.12          9,810.50         *               None
Conseco Annuity Assurance Company -
   Multi-Bucket Annuity Convertible Bond
   Fund....................................         4,000,000           0.50         39,242.00         *               None
Credit Suisse First Boston Corporation.....         6,700,000           0.83         65,730.35         *               None
DeAm Convertible Arbitrage Fund............         3,000,000           0.37         29,431.50         *               None
Delta Airlines Master Trust................         9,900,000           1.23         97,123.95         *               None
Delta Pilots Disability and Survivorship
   Trust...................................         1,900,000           0.24         18,639.95         *               None
Deutsche Banc Alex Brown Inc...............        30,500,000           3.79        299,220.25         *               None
1976 Distribution Trust FBO A.R. Lauder
   / Zinterhofer...........................            32,000           0.00            313.94         *               None
1976 Distribution Trust FBO Jane A.
   Lauder..................................            31,000           0.00            304.13         *               None
Dorinco Reinsurance Company................         3,000,000           0.37         29,431.50         *               None
Double Black Diamond Offshore LDC..........        15,738,000           1.95        154,397.65         *               None
Drury University...........................           185,000           0.02          1,814.94         *               None
Ellsworth Convertible Growth and
   Income Fund, Inc........................         2,000,000           0.25         19,621.00         *               None
Employee Benefit Convertible Securities
   Fund....................................           500,000           0.06          4,905.25         *               None
Fidelity Convertible Securities Fund.......         1,900,000           0.24         18,639.95         *               None
FreeState Health Plan, Inc.................           175,000           0.02          1,716.84         *               None
Genesee County Employees' Retirement
   System..................................           550,000           0.07          5,395.78         *               None
GLG Market Neutral Fund....................        20,000,000           2.48        196,210.00         *               None
Global High Yield Fund.....................         1,750,000           0.22         17,168.30         *               None
Grady Hospital Foundation..................           243,000           0.03          2,383.95         *               None
Granville Capital Corporation..............        10,000,000           1.24         98,105.00         *               None
Greek Catholic Union.......................           115,000           0.01          1,128.21         *               None
Greek Catholic Union II....................            95,000           0.01            932.00         *               None
Group Hospitalization and Medical
   Services, Inc...........................           700,000           0.09          6,867.35         *               None
Healthcare Underwriters Mutual
   Insurance Company.......................         1,725,000           0.21         16,923.11         *               None
HealthNow New York, Inc....................           175,000           0.02          1,716.84         *               None
HFR Master Fund, Ltd.......................           700,000           0.09          6,867.35         *               None
H.K. Porter Company, Inc...................           135,000           0.02          1,324.42         *               None
Highbridge Capital Corporation.............        35,000,000           4.34        343,367.50         *               None
IMF Convertible Fund.......................           900,000           0.11          8,829.45         *               None
Independence Blue Cross....................           230,000           0.03          2,256.42         *               None
Insinger De Beaufort Umbrella Fund - IdB
   Global Convertible Fund                          2,000,000           0.25         19,621.00         *               None
Investcorp, SAM Fund Ltd...................         4,200,000           0.52         41,204.10         *               None
Jackson County Employees' Retirement
   System..................................           550,000           0.07          5,395.78         *               None
Jersey (IMA) Ltd...........................         2,000,000           0.25         19,621.00         *               None
J.P. Morgan Securities, Inc................        10,000,000           1.24         98,105.00                          (6)
Julius Baer Securities Inc.................         1,680,000           0.21         16,481.64         *               None
KBC Financial Products USA.................         3,000,000           0.37         29,431.50         *               None



KBC Financial Products USA.................         5,500,000           0.68            53,957.75      *               None
Kettering Medical Center Funded
   Depreciation Account....................           340,000           0.04             3,335.57      *               None
Key Asset Management, Inc..................         8,000,000           0.99            78,484.00      *               None
Knoxville Utilities Board Retirement
   System..................................           790,000           0.10             7,750.30      *               None
Lancer Securities Cayman LTD...............         1,500,000           0.19            14,715.75      *               None
Lehman Brothers Inc........................        17,000,000           2.11           166,778.50      *               None
Libertyview Funds L.P......................         8,000,000           0.99            78,484.00      *               None
Lincoln National Convertible Securities
   Fund....................................         2,500,000           0.31            24,526.25      *               None
Lincoln National Global Asset Allocation
   Fund, Inc...............................           202,000           0.03             1,981.72      *               None
Lydian Overseas Partners Master Fund.......        55,000,000           6.83           539,577.50      *               None
Local Initiatives Support Corporation......           126,000           0.02             1,236.12      *               None
Louisiana Workers' Compensation
   Corporation.............................           760,000           0.09             7,455.98      *               None
Macomb County Employees' Retirement
   System..................................         2,050,000           0.25            20,111.53      *               None
Mag Mutual Insurance Company...............           475,000           0.06             4,659.99      *               None
McMahon Securities Co. L.P. ...............           945,000           0.12             9,270.92      *               None
Medical Liability Mutual Insurance
   Company.................................        55,000,000           6.83           539,577.50      *               None
Merrill Lynch Insurance Group, Inc.........           793,000           0.10             7,779.73      *               (11)
Morgan Stanley & Co........................         5,000,000           0.62            49,052.50      *                (7)
Morgan Stanley Dean Witter Convertible
   Securities Trust........................         5,000,000           0.62            49,052.50      *                (7)
Municipal Employees........................           242,000           0.03             2,374.14      *               None
Museum of Fine Arts, Boston................            99,000           0.01               971.24      *               None
Nabisco Holdings...........................            71,000           0.01               696.55      *               None
Nashville Electric Service.................           700,000           0.09             6,867.35      *               None
National Fuel Gas Company Retirement Plan..           400,000           0.05             3,924.20      *               None
Nations Convertible Securities Fund........        10,000,000           1.24            98,105.00      *               None
Nationwide Life Insurance Company..........        40,000,000           4.96           392,420.00      *               None
New Orleans Firefighters Pension/Relief
   Fund....................................           252,000           0.03             2,472.25      *               None
New York Life Insurance Company............        18,000,000           2.23           176,589.00      *               None
New York Life Insurance and Annuity
   Corporation.............................         2,000,000           0.25            19,621.00      *               None
NCMIC Insurance Company....................           650,000           0.08             6,376.83      *               None
Nicholas Applegate Investment Grade Co.....            13,000           0.00               127,54      *               None
NORCAL Mutual Insurance Company............           850,000           0.11             8,338.93      *               None
Occidental Petroleum Corporation...........           471,000           0.06             4,620.75      *               None
OHIL Insurance Company.....................         1,000,000           0.12             9,810.50      *               None
Ohio Bureau of Workers' Compensation.......           300,000           0.04             2,943.15      *               None
Oxford, Lord Abbett & Co...................         4,500,000           0.56            44,147.25      *               None
Palladin Securities LLC....................           750,000           0.09             7,357.88      *                (8)
Parker-Hannifin Corporation................           322,000           0.04             3,158.98      *               None
Pell Rudman Trust Company..................         4,950,000           0.61            48,561.98      *               None
PGEP III LLC...............................           750,000           0.09             7,357.88      *               None
Physicians' Reciprocal Insurers
   Account #7..............................         5,500,000           0.68            53,957.75      *               None
Policemen and Firemen Retirement
   System of the City of Detroit...........         1,216,000           0.15            11,929.57      *               None
Port Authority of Allegheny County
   Retirement and Disability Allowance Plan
   for the Employees Represented by Local
   85 of the Amalgamated Transit Union.....         5,900,000           0.73            57,881.95      *               None
Primex, Ltd. ..............................           425,000           0.05             4,169.46      *               None
Princeton Insurance........................         3,250,000           0.40            31,884.13      *               None
Promutual..................................         1,381,000           0.17            13,548.30      *               None
Putnam Asset Allocation Funds -
   Balanced Portfolio......................         1,596,000           0.20            15,657.56      *               None


Putnam Asset Allocation Funds -
   Conservative Portfolio..................         1,213,000           0.15            11,900.14      *               None
Putnam Convertible Income - Growth
   Trust...................................        14,140,000           1.75           138,367.29      *               None
Putnam Convertible Opportunities and
   Income Trust............................           412,000           0.05             4,041.93      *               None
Putnam Variable Trust - Putnam VT
   Global Asset Allocation Fund............           414,000           0.05             4,061.55      *               None
Radian Guaranty Inc........................         4,500,000           0.56            44,147.25      *               None
Ramius Capital Group(11)...................         3,400,000           0.42            33,355.70      *               None
Raytheon Master Pension Trust..............         1,236,000           0.15            12,125.78      *               None
RCG Latitude Master Fund(11) ..............         1,200,000           0.15            11,772.60      *               None
Rhapsody Fund, LP..........................         5,600,000           0.70            54,938,80      *               None
RJR Reynolds...............................           213,000           0.03             2,089.64      *               None
Salomon Smith Barney Inc...................         2,250,000           0.28            22,073.63      *               (9)
San Diego County Employees Retirement
   Association.............................         4,000,000           0.50            39,242.00      *               None
SCI Endowment Care Common Trust
   Fund - Suntrust.........................           180,000           0.02             1,765.89      *               None
Scudder Dividend & Growth Fund.............           780,000           0.10             7,652.19      *               None
SG Cowen Securities Corp...................        42,500,000           5.28           416,946.25      *               None
Shell Pension Trust........................           972,000           0.12             9,535.81      *               None
Southern Farm Bureau Life Insurance
   Company.................................         2,750,000           0.34            26,978.88      *               None
Spear, Leeds & Kellogg.....................         5,000,000           0.62            49,052.00      *               None
SPT........................................         4,480,000           0.56            43,951.04      *               None
State of Florida, Office of the Treasurer..         4,500,000           0.56            44,147.25      *               None
State of Maryland Retirement Agency........         5,843,000           0.73            57,322.75      *               None
The Cockrell Foundation....................           150,000           0.02             1,471.58      *               None
The Dow Chemical Company Employees'
   Retirement Plan.........................        11,000,000           1.37           107,915.50      *               None
The Fondren Foundation.....................           355,000           0.04             3,482.73      *               None
The Greble Foundation......................           213,000           0.03             2,089.64      *               None
The Reciprocal of America..................           725,000           0.10             7,112.61      *               None
Tokai Asia Limited.........................        39,500,000           4.90           387,514.75      *               None
Total Fina Elf Finance U.S.A. Inc..........           625,000           0.08             6,131.56      *               None
Triborough Partners QP, LLC................         3,000,000           0.37            29,431.50      *               None
UBS O'Connor LLC F/B/O UBS Global
   Equity Arbitrage Master Limited.........        19,000,000           2.36           186,399.50      *               None
UBS Warburg LLC............................         9,000,000           1.12            88,294.50      *               None
UBKAM Arbitrage Fund.......................         1,750,000           0.22            17,168.38      *               None
UBKAM Global High Yield Fund...............         1,750,000           0.22            17,168.38      *               None
Unifi, Inc. Profit Sharing Plan and Trust..           545,000           0.07             5,346.72      *               None
United Food and Commercial Workers
   Local 1262 and Empoyees' Pension
   Fund....................................         2,435,000           0.30            23,888.57      *               None
University of Rochester....................           163,000           0.02             1,599.11      *               None
Value Line Convertible Fund, Inc...........         2,000,000           0.25            19,621.00      *               None
Van Kampen Harbor Fund.....................        14,000,000           1.74           137,347.00      *               None
Vopak USA, Inc. Retirement Plan............         1,545,000           0.19            15,157.22      *               None
White River Securities L.L.C...............         7,500,000           0.93            73,578.75      *               None
Worldwide Transactions, Ltd................           766,000           0.10             7,514.84      *               None
Zurich Institutional Benchmarks Master
   Fund LTD................................         2,000,000           0.25            19,621.00      *               None

     *Less than 1%.

          (1) Assumes conversion of all of the holder's notes at a conversion price of 9.8105 shares of Jones Apparel Group common stock per $1,000 principal amount at maturity of the notes. This conversion price, however, will be subject to adjustment as described under "Description of the Notes--Conversion

               Rights." As a result, the number of shares of Jones Apparel Group common stock issuable upon conversion of the notes may increase or decrease in the future.

          (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 119,840,155 shares of common stock outstanding as of April 2, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

          (3) Banc of America Corporation, the parent company of Banc of America Securities LLC, is a lender under the Senior Credit Facilities.

          (4) Bear, Stearns & Co. Inc. was an initial purchaser of the notes. The notes being sold by Bear, Stearns & Co. Inc. pursuant to this prospectus were purchased in secondary market trading. In 1999, Bear, Stearns & Co. Inc. served as financial advisor to Nine West in connection with Jones Apparel Group's acquisition of Nine West. In that capacity, Bear, Stearns & Co. Inc. rendered an opinion that, among other things, the consideration to be received in the transaction by the stockholders of Nine West was fair, from a financial point of view, to the stockholders of Nine West. Bear, Stearns & Co. Inc. was an initial purchaser of the 6 1/4% Notes in 1998 and was an initial purchaser of the 7 1/2% Notes and the 77/8% Notes in 1999.

          (5) Citibank, N.A., an affiliate of CitiSAM Fund Ltd., is a co-syndication agent for, and a lender under, the Senior Credit facilities and provides financial accommodations for some of our international operations. In addition, Citibank, N.A. supplies us with certain cash management and foreign exchange services and, from time to time, enters into interest rate swaps with us. Citibank, N.A. is the parent company of Salomon Smith Barney Inc.

          (6) J.P. Morgan Chase & Co., the parent company of J.P. Morgan Securities, Inc., is a lender under the Senior Credit Facilities.

          (7) Morgan Stanley Dean Witter, the parent company of Morgan Stanley & Co. and Morgan Stanley Dean Witter Convertible Securities Trust, served as our financial advisor in connection with the Merger. For its services as such, Morgan Stanley Dean Witter received a fee of $4,500,000.

          (8) Palladin Capital Group, Inc., the parent company of Palladin Securities LLC, served as our investment advisor in 1999 in connection with our acquisition of Nine West. For its services as such, Palladin Capital Group, Inc. received a fee of $9.6 million, plus reimbursement of out-of-pocket expenses. Palladin Capital Group, Inc. also served as our investment advisor in 1998 in connection with our acquisition of Sun Apparel, Inc. For its services as such, Palladin Capital Group, Inc. received a fee of $2.3 million, plus reimbursement of out-of-pocket expenses. In addition, as part of its fee for services in the Sun Apparel, Inc. acquisition, Palladin Capital Group, Inc. received $178,370 in April 1999, $227,930 in April 2000 and $5,150 in April 2001 and will receive 0.5% of the additional consideration which may become payable to the former Sun Apparel, Inc. stockholders based on Sun Apparel, Inc.'s performance for the year 2001. From June 15, 1999 until February 6, 2000, Mark J. Schwartz, President and Chief Executive Officer of Palladin Capital Group, Inc., served as Chairman and Chief Executive Officer of Nine West.

          (9) Salomon Smith Barney Inc. was an initial purchaser of the notes. The notes being sold by Salomon Smith Barney Inc. pursuant to this prospectus were purchased in secondary market trading. Salomon Smith Barney Inc. is also a co-arranger for the Senior Credit Facilities.

         (10)  Selling securityholder as of June 28, 2001.

         (11) Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Merrill Lynch Insurance Group, Inc., served as McNaughton's financial advisor in connection with the Merger. For its services as such, Merrill Lynch, Pierce, Fenner & Smith Incorporated received a fee of $5,288,297.